Exhibit (6)(aa)

College Retirement Equities Fund
730 Third Avenue, New York, N.Y. 10017-3209
Telephone: [800-842-2733]

Group Accumulation Contract

Contract Number:	[CLC-FA0001]
Date of Issue:	[June 1, 2010]
Contactholder	[ABC Employer Plan]

          This is a Contract between the Contractholder and College Retirement Equities Fund (“CREF”). This page briefly describes some of the features of the Contract. The subsequent pages set forth in detail the rights and obligations of both CREF and the Contractholder under the Contract.

GENERAL DESCRIPTION

All premiums for this Contract will be remitted by the Contractholder. Premiums are allocated among the CREF Accounts. Each premium allocated to a CREF account purchases a number of accumulation units in that CREF account. Account accumulations and benefit payments are variable and not guaranteed as to dollar amounts; they depend on the investment performance of these accounts. This Contract does not guarantee any fixed-dollar benefits. Accumulations in CREF accounts are not guaranteed and may increase or decrease depending primarily on investment results.

          This Contract cannot be assigned nor does it provide for loans.

Group Accumulation Contract

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PART A: TERMS USED IN THIS CONTRACT

1. Accounts. CREF maintains the following investment accounts, each with its own distinct investment portfolio:

[The CREF Stock Account maintains a broadly diversified portfolio consisting primarily of common stocks.

The CREF Global Equities Account maintains a broadly diversified portfolio consisting primarily of foreign and domestic common stocks.

The CREF Equity Index Account maintains a portfolio consisting primarily of domestic stocks selected to track the overall U.S. stock market.

The CREF Growth Account maintains a portfolio consisting primarily of common stocks that we believe present the opportunity for exceptional growth.

The CREF Social Choice Account maintains a portfolio consisting primarily of common stocks, investment grade fixed income securities, and short-term debt securities.

The CREF Money Market Account maintains a portfolio consisting primarily of short-term debt securities and money market instruments.

The CREF Bond Market Account maintains a portfolio consisting primarily of investment grade fixed income securities.

The CREF Inflation-Linked Bond Account maintains a portfolio consisting primarily of inflation-indexed bonds issued by the U.S. Government and its agencies, foreign governments and corporate entities.]

In the future, CREF may establish other accounts with other investment portfolios, and may delete accounts as described in section 21.

2. Business Day means any day that the New York Stock Exchange is open for trading. A Business Day ends at 4:00 p.m. Eastern time, or when trading closes on the New York Stock Exchange, if earlier.

3. The Custom Fund is a fund managed by the Contractholder for the purpose of achieving specified investment objectives for the benefit of the custom fund shareholders, in connection with an employer sponsored benefit plan. This Contract is issued to the Contractholder to enable the Contractholder to utilize the accounts available under the Contract toward these objectives.

4. A Custom Fund Shareholder is an individual or institution that is the beneficial owner of shares in the Custom Fund.

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5. Contract Accumulation means the total of the Account Accumulations under this Contract.

6. An Account Accumulation is the total amount in any one CREF Account under this Contract.

7. Accumulation units. Each CREF account maintains a separate accumulation unit value. The current value of each account’s accumulation unit is based on the market value of that account’s investments, and will be determined in accordance with the Rules of the Fund. The number of accumulation units in any account under the Contract will be increased and decreased in accordance with the Rules of the Fund. The number will be increased by any premiums that are allocated to that account under the Contract and the number will be decreased by any premium taxes that are deducted from that account and by any amounts that are withdrawn from that account.

8. A valuation day is a day on which the dollar values of the accumulation units in the CREF accounts are established. The procedure for determining valuation days is contained in the Rules of the Fund.

9. “We,” “Us,” “Our,” and “Company” refer to CREF.

10. “You,” “Your,” “Yours,” “Contractholder” and “Trust” refer to the Contractholder named on the cover page of this Contract.

11. The Rules of the Fund govern all matters affecting participation in CREF to the extent such matters are not specifically provided in this Contract. The Board of Trustees of CREF may amend the Rules of the Fund from time to time. Amendments to such Rules are effective only when approved by the Superintendent of Insurance of the State of New York as not being unfair, unjust, inequitable or prejudicial to the interest of anyone participating in CREF. A copy of the Rules of the Fund was furnished to you when this Contract was issued. You will be notified of all amendments to the Rules.

PART B: CONTRACT AND PREMIUMS

12. The Contract. The Contract constitutes the entire agreement between CREF and the Contractholder and the provisions herein alone will govern with respect to the rights and obligations of CREF and the Contractholder. We have issued this Contract in return for Your completed application. The Contract is incontestable. Any endorsement or amendment of this Contract or waiver of any of its provisions will be valid only when made in writing by CREF and signed by an Executive Officer of CREF. All benefits are payable at our home office or at another location that we designate

13. Premiums are cash payments made by the Contractholder to CREF, which we accept for credit to the Contract Accumulation. Premiums may be allocated among the CREF accounts. CREF will allocate premiums according to the most recent valid instructions we have received from the

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Contractholder in a form acceptable to CREF. CREF may stop accepting premiums to any or all CREF accounts under this Contract at any time.

14. Premium taxes. Any premium taxes assessed by federal, state or local governments will be deducted from Your Contract Accumulation when incurred by CREF. CREF may deduct these taxes when the premium is received by CREF or when withdrawals are made. If no amount for premium tax was deducted, but premium tax is later determined to be due, CREF will reduce Your Contract Accumulation by the amount of tax that is determined to be due by CREF.

PART D: WITHDRAWALS

15. Withdrawals to Satisfy Shareholder Transactions. The Contractholder may direct us to distribute amounts held under this Contract at the Contractholder’s discretion, in order to satisfy withdrawal requests by Custom Fund Shareholders, made in accordance with the terms of the employer plan in connection with which this Contract is issued.

16. Withdrawals to Satisfy Fund Investment and Rebalancing Objectives. The Contractholder may direct us to distribute amounts held under this Contact to achieve the investment and rebalancing objectives of the Custom Fund.

17. Discontinuance by Contractholder and Effective Dates. Upon written notice to CREF, the Contractholder may elect to discontinue this Contract in its entirety, or discontinue the use of any of the Accounts. The Contractholder may also, upon written notice to CREF, request that a portion of any Account Accumulation be withdrawn for the purpose of partial discontinuance of the Contract. Any such request will be effective as of a date, to be stated in such notice, provided CREF receives such notice on or before such date. Otherwise, the date of such discontinuance will be the date CREF receives such notice.

PART F: GENERAL PROVISIONS

18. Effective Date of Premiums and Withdrawals. Premiums will be credited to the Contract, in accordance with the Rules of the Fund, as of the Business Day on which they are received by CREF or by an agent designated by CREF to receive them, provided they are received in good order and in accordance with established procedures, at the location(s) that CREF will designate by prior written notice. Withdrawals will be effective, in accordance with the Rules of the Fund, as of the Business Day on which the request for the withdrawal is received by CREF or by an agent designated by CREF to receive such requests, provided they are received in good order and in accordance with established procedures, at the locations that CREF will designate by prior written notice. CREF reserves the right, at its sole discretion, to reject any premiums or withdrawal requests in accordance with applicable law.

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19. Assignment. Neither the Contractholder nor any other person may assign, pledge, or transfer ownership of this Contract or any benefits under its terms. Any such action will be void and of no effect.

20. Fee Withdrawals. You may withdraw amounts from the Contract Accumulation to pay fees associated with the administration of the Custom Fund. The amount and the effective date of a fee withdrawal will be determined by you and all values will be determined as of the end of the effective date in accordance with the Rules of the Fund. A fee withdrawal will reduce the Contract Accumulation by the amount withdrawn.

21. CREF’s right to stop offering an account. Subject to the Rules of the Fund, CREF can delete any account, including any future accounts. Any accumulation units in an account that is deleted must be transferred to another CREF account. If no choice is made, CREF will transfer the accumulation units to the CREF Money Market Account.

22. Service of Process upon CREF. We will accept service of process in any action or suit against us on this Contract in any court of competent jurisdiction in the United States provided such process is properly made. We will also accept such process sent to us by registered mail if the plaintiff is a resident of the jurisdiction in which the action or suit is brought. This section does not waive any of our rights, including the right to remove such action or suit to another court.

23. Compliance with Laws and Regulations. CREF will administer the Contract to comply with all laws and regulations pertaining to the terms and conditions of the Contract.

24. Protection against claims of creditors. The benefits and rights accruing under the Contract are exempt from the claims of creditors or legal process to the fullest extent permitted by law.

25. No loans. This Contract does not provide for loans.

26. Severability. If any part of this Contract is declared invalid for any reason, such decision shall not affect the validity of any remaining portion. Such remaining portion shall remain in full force and effect as if the Contract had been executed with the invalid portion eliminated.

27. Notice Requirement. No notice, application, form, or request for benefits will be deemed to be received by us unless it is received in writing at our home office in New York, New York or at another location that we designate.
          For purposes of determining the effective dates of any transactions or crediting of premiums, such transaction requests or premiums will only be deemed to have been received when they are received by CREF, or its appropriately designated agent, in good order, in accordance with procedures established by CREF or as required by law.
          Any questions about this Contract should be directed to us at our home office address: [730 Third Avenue, New York, New York 10017-3209].

Group Accumulation Contract

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